UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2026

EagleRock Land, LLC

(Exact name of registrant as specified in its charter)

Texas	001-43288	41-3142321
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9655 Katy Freeway, Suite 375

Houston, Texas 77024

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 280-7002

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited liability company interests	EROK	New York Stock Exchange and NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2026 Long-Term Incentive Awards

On September 10, 2026, the board of directors (the “Board”) of EagleRock Land, LLC (the “Company”), approved grants of Performance Share Units (“PSUs”) and Restricted Share Units (“RSUs”) under the EagleRock Land, LLC Long Term Incentive Plan (the “LTIP”) to certain of the Company’s executive officers, including Greg Pipkin Jr., the Company’s Chief Executive Officer, and Neal H. Shah, the Company’s Chief Financial Officer.

Mr. Pipkin was granted an award composed entirely in the form of PSUs. Mr. Shah was granted awards 60% in the form of PSUs and 40% in the form of RSUs. Accordingly, Mr. Pipkin was granted 270,147 PSUs (at target), and Mr. Shah was granted 71,429 PSUs (at target) and 47,619 RSUs.

The PSUs are eligible to be earned based on the Company’s total shareholder return (“TSR”) over a performance period that began on May 14, 2026, the date the Company’s Class A shares first commenced trading, and that ends on the last day of the 20-trading-day period ending on and including May 14, 2029. The number of PSUs that are earned is determined by multiplying the target number of PSUs first by a relative TSR multiplier and then by an absolute TSR multiplier. The relative TSR multiplier is based on the percentile rank of the Company’s TSR against a peer group of 14 companies, indices and exchange traded funds, and ranges from 0% of target for performance below the 25th percentile, to 50% of target at the 25th percentile, 100% of target at the 50th percentile and 200% of target at or above the 85th percentile, with straight-line interpolation between levels. The absolute TSR multiplier is 125% if the Company’s annualized TSR exceeds 15%, 100% if annualized TSR is greater than 0% but not more than 15%, and 75% if annualized TSR is 0% or less, in each case without interpolation. In no event may the number of PSUs that vest exceed 250% of the target number of PSUs. Vesting of the PSUs is also conditioned on the executive’s continued employment or service through the end of the performance period (other than as set forth below), and the number of PSUs earned is subject to certification by the Board’s compensation committee.

The RSUs vest in three equal annual installments on each of the first three anniversaries of the effective date of the award, subject to the executive’s continued employment or service through each applicable vesting date (other than as set forth below). Each of the PSUs and the RSUs carries a right to dividend equivalents, which are credited in cash while the award remains outstanding, are paid only to the extent the underlying award vests and are forfeited to the extent the underlying award is forfeited. Vested RSUs and PSUs will be settled in the Company’s Class A shares.

Under the form of RSU award agreement, the RSUs vest in full upon a termination of the executive’s employment or service as a result of death or disability, or upon a termination by the Company without cause or by the executive for good reason that occurs on or within 18 months following, or on or within 180 days prior to the consummation of, a change in control of the Company. In addition, upon a qualifying retirement, a pro-rata portion of the executive’s then-unvested RSUs will vest. Under the form of PSU award agreement, the PSUs vest at target upon the executive’s death, and upon a termination as a result of disability the service condition is waived with the award remaining subject to actual performance through the end of the performance period. If a change in control occurs during the performance period, the PSUs held by an executive officer are converted into time-based restricted share units in a number equal to the greater of the target number of PSUs and the number of PSUs that would be earned based on performance measured through the change in control (in either case capped at 250% of target), with the converted units retaining the original vesting date and vesting in full upon a termination without cause or for good reason occurring on or within 18 months following, or on or within 180 days prior to, the change in control. The Board determined that the vesting and acceleration provisions of the award agreements apply to the 2026 awards notwithstanding any alternative provision of the EagleRock Land, LLC Change in Control Severance Plan, dated May 15, 2026. The awards are subject to the Company’s clawback policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLEROCK LAND, LLC

By:	/s/ Greg Pipkin Jr.
Name:	Greg Pipkin Jr.
Title:	Chief Executive Officer

Date: September 16, 2026